UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 7, 2008

MXENERGY HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	333-138425	20-2930908
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

595 Summer Street, Suite 300, Stamford, Connecticut 06901

(Address and zip code of principal executive offices)

203-356-1318

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy  the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement

On November 7, 2008, MXenergy Inc. (“MXenergy”) and MXenergy Electric Inc., subsidiaries of MXenergy Holdings Inc. (the “Company”), entered into a waiver and amendment (the “Credit Agreement Amendment”) to the Second Amended and Restated Credit Agreement dated as of September 30, 2008 (the “Credit Agreement”) with the Company and certain of its subsidiaries, as guarantors, the lenders party thereto and Société Générale, as administrative agent.

Pursuant to the Credit Agreement Amendment, the lenders thereunder agreed to waive certain provisions relating to the borrowing base availability under the Credit Agreement.  Such waiver permitted the issuance of letters of credit in an aggregate face amount not to exceed $25,360,000, without the requirement that such letters of credit be deducted from borrowing base availability.  In connection with and as a condition to the effectiveness of the Credit Agreement Amendment, the Company obtained commitment letters from Denham Commodity Partners LP and Charter Mx LLC, both significant stockholders of the Company, to provide an additional $10 million of additional debt financing on terms acceptable to the administrative agent and majority lenders (the “Bridge Financing”).  If the transactions contemplated by such commitment letters are not consummated on or before November 17, 2008, it would constitute an event of default under the Credit Agreement.  In addition, the applicable margin for revolving advances and the letter of credit fees was increased by 100 basis points.  The lenders were paid a fee of 0.75% of their commitments for their execution of the Credit Agreement Amendment.

Additionally, on November 5, 2008 and November 7, 2008, MXenergy entered into the Sixth Amendment to Master Transaction Agreement and the Seventh Amendment to Master Transaction Agreement, respectively (collectively, the “Hedge Amendments”), with the Company and certain of its subsidiaries, as guarantors, and Société Générale, as hedge provider (the “Hedge Provider”), amending certain provisions of that certain Master Transaction Agreement dated as of August 1, 2006, as amended by (i) the First Amendment to Master Transaction Agreement dated as of April 6, 2007, (ii) the Second Amendment to Master Transaction Agreement dated as of December 17, 2007, (iii) the Third Amendment to Master Transaction Agreement dated as of May 12, 2008, (iv) the Fourth Amendment to Master Transaction Agreement dated as of  July 31, 2008, and (v) the Fifth Amendment to Master Transaction Agreement dated as of September 30, 2008 (collectively, the “Hedge Agreement”).

Pursuant to the terms of the Hedge Amendments, the parties thereto agreed to defer certain payments due to Hedge Provider thereunder until the earlier to occur of (i) November 19, 2008, or (ii) the date of the closing of the Bridge Financing.  In addition, the applicable hedging transaction spread was increased on the terms set forth therein.  The Hedge Amendments also provided for the termination or liquidation by Hedge Provider of all NYMEX Put Options (as defined in the Hedge Agreement) in effect on November 7, 2008, and set forth the schedule pursuant to which MXenergy would make payments in connection with such termination or liquidation.  Additional amendments were entered into for the purpose of conforming various provisions of the Hedge Agreement to similar provisions contained in the Credit Agreement, as amended by the Credit Agreement Amendment.

These descriptions of the Credit Agreement Amendment and Hedge Amendments are qualified in their entirety by reference to the complete terms of such amendments which are attached as Exhibits 10.1, 10.2 and 10.3 to this Current Report.

Item 9.01          Financial Statements and Exhibits

Exhibit No.	Exhibit Description
10.1

Waiver Agreement and Amendment No. 1 to Second Amended and Restated Credit Agreement, dated as of November 7, 2008, by and among MXenergy Inc. and MXenergy Electric Inc., as borrowers, MXenergy Holdings Inc. and certain of its subsidiaries, as guarantors, the lenders party thereto and Société Générale, as administrative agent.

10.2

Sixth Amendment to Master Transaction Agreement, dated as of November 5, 2008, by and among MXenergy Inc., the Company and certain of its subsidiaries, as guarantors, and Société Générale, as hedge provider.

10.3

Seventh Amendment to Master Transaction Agreement, dated as of November 7, 2008, by and among MXenergy Inc., the Company and certain of its subsidiaries, as guarantors, and Société Générale, as hedge provider.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MXENERGY HOLDINGS INC.
(Registrant)

Date: November 12, 2008	/s/ Carole R. Artman-Hodge
	Name:	Carole R. Artman-Hodge
	Title:	Executive Vice President and Secretary